Exhibit (j)

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Ameristock Mutual Fund, Inc. and to the use of our report dated August 15, 2008 on the financial statements and financial highlights of Ameristock Mutual Fund, Inc.  Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ Tait, Weller & Baker LLP

Philadelphia, Pennsylvania

April 20, 2009